Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. REPORTS FIRST QUARTER RESULTS

HOPKINSVILLE, Ky. (May 5, 2006) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the first quarter ended March 31, 2006. Net income for the first quarter ended March 31, 2006, was $1,201,000, or $0.33 per share (basic and diluted), compared with net income of $993,000, or $0.27 per share (basic and diluted), for the first quarter in 2005.

Commenting on the first quarter results, John E. Peck, president and chief executive officer, said, “The Company’s net interest margin is improving as a result of robust loan demand and the repricing of the adjustable rate loans as short-term rates increase. Deposit growth is restrained due to a highly competitive market and the Company’s desire to limit increases in the Company’s interest expense. With loan demand remaining strong, deposit pricing will be key to further margin enhancement.”

“In addition, at March 31, 2006, total assets increased to $649.3 million compared with $639.6 million at December 31, 2005; deposits declined to $474.9 million compared with $482.7 million at December 31, 2005; while net loans increased to $416.3 million compared with $397.3 million at December 31, 2005.”

“We are excited about the recently announced acquisition of four AmSouth retail offices located in Cheatham and Houston counties in Tennessee. These are desirable locations with solid growth potential just outside of Nashville. The four offices have a combined deposit base of approximately $80 million, with a favorable mix of transaction and core deposit accounts. The loan portfolio is equally attractive, consisting largely of home equity lines of credit tied to prime. During the second quarter, the Company anticipates incurring approximately $180,000 in additional expenses related to this transaction.

The Company anticipates that the transaction, pending regulatory approval, will occur late in the second quarter. Beginning in the third quarter of 2006, management anticipates that the transaction will be immediately accretive to the earnings of the Company.”

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has nine offices in western Kentucky as well as Fall & Fall Insurance of Fulton, Kentucky and Heritage Solutions of Murray, Kentucky. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

HFBC Announces First Quarter Results

May 5, 2006

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Earnings Summary
Interest income on loans	$6,716	$5,000
Interest income on taxable investments	1,882	1,607
Interest income on non taxable investments	146	208
Interest income on time deposits	35	10

Total interest income	8,779	6,825

Interest expense on deposits	3,526	2,569
Interest expense on subordinated debentures	167	167
Interest expense on FHLB advances	1,003	682

Total interest expense	4,696	3,418

Net interest income	4,083	3,407

Provision for loan losses	213	300

Net interest income after provision for loan losses	3,870	3,107

Non-interest income:
Income from financial services	91	201
Gain on sale of investments	23	—
Gain on sale of loans	28	11
Service charges	580	530
Income from bank owned life insurance	65	64
Other	260	162

Total non-interest income	1,047	968

HFBC Announces First Quarter Results

May 5, 2006

	Three Months Ended March 31,
	2006	2005
Non-interest expense:
Salaries and benefits	1,695	1,433
Intangible amortization	95	95
Occupancy expense	296	224
Data processing	335	281
State deposit taxes	115	108
Advertising expense	129	140
Professional services expense	247	160
Other operating expenses	257	223

Total non-interest expense	3,169	2,664

Net income before income taxes	1,748	1,411
Federal income tax expense	547	418

Net income	$1,201	$993

Earnings per share - basic	$0.33	$0.27
Earnings per share - diluted	$0.33	$0.27
Dividend per share	$0.12	$0.12

Weighted average shares outstanding – Basic	3,649,078	3,639,283

Weighted average shares outstanding – Diluted	3,674,320	3,667,361

	As of
	March 31, 2006	December 31, 2005
Total assets	$649,306	$639,589
Loans receivable, gross	420,303	401,314
Securities available for sale	160,473	172,890
Securities held to maturity	18,140	18,183
Allowance for loan losses	3,968	4,004
Total deposits	474,864	482,728
Total borrowings	108,322	93,172
Stockholder’s equity	49,786	49,842
Book value	13.64	13.66

Allowance for loan loss as a percent of gross loans	0.94%	1.00%
Non performing assets as a percent of assets	0.17%	0.19%
Non-accrual and 90 days or more past due
Loan as a percent of gross loans	0.18%	0.25%

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